CONTACTS:



Yoram Bibring                         Claudia Gatlin
Fundtech Ltd.                         CMG International
Tel: 1-201-946-1100                   Tel: 1-212-830-9080
Email: yoramb@fundtech.com            Email: cmginternational@msn.com



                       FUNDTECH APPOINTS YORAM BIBRING CFO

JERSEY CITY, N.J., Sep 17, 2001 -- Fundtech Ltd. (NASDAQ: FNDT), a leading provider of e-payments and Internet banking solutions, today announced the appointment of Yoram Bibring to the position of chief financial officer.

In addition to overseeing Fundtech's financial operations, he will assume responsibility for the legal department, investor relations, and human resources functions.

During the past 11 years, Mr. Bibring served as a high ranking executive of several technology companies. Most recently Mr. Bibring served as Chief Financial Officer of ViryaNet, a provider of software solutions to the workforce management market. Prior to joining ViryaNet in April 1999, Mr. Bibring served as Chief Financial Officer of Americash, Inc., a leading operator of e-cash platforms, which was sold to American Express, and prior to that he was at Geotek Communications, a wireless communications service provider where Mr. Bibring served initially as Chief Financial Officer and then as the President of it's International Division.

Mr. Bibring's extensive financial career also includes several years in public accounting in Israel and the United States. He holds a degree in accounting and economics from Tel Aviv University and is a certified public accountant in both Israel and the United States.

"I am pleased to welcome Yoram to the management team," said Reuven Ben Menachem, Chairman and CEO of Fundtech. "His extensive financial background and management experience will be a tremendous asset as we move forward in our next phase of growth."

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About Fundtech

Fundtech (www.fundtech.com) is a leading provider of software solutions and services that facilitate e-payments and e-banking by enabling businesses through their banks to electronically manage cash, process payments and transfer funds. The Company's client-server and Internet software products and services automate the process of transferring funds among corporations, banks and clearance systems and enable businesses to manage global cash positions efficiently and in real-time. Its solutions have been sold to more than 700 financial institutions around the globe.


Forward Looking Statements:

Statements included in this Release may contain forward-looking statements. Such forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may relate, but are not limited, to projections of revenues, income or loss, capital expenditures, plans for growth and future operations, competition and regulation as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. When used in this Release, the words, "estimates," "expects," "anticipates," "believes," "plans," "intends," and variations of such words and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. The factors that could cause actual results to differ materially from those discussed or identified from time to time in Fundtech's public filings, including general economic and market conditions, changes in regulations and taxes and changes in competition in pricing environment. Undo reliance should not be placed on these forward-looking statements, which are applicable only as of the date hereof. Fundtech undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this Release or to reflect the occurrence of unanticipated events.